EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 333-220864, 333-259041, and 333-260153) and Form S-3 (File Nos. 333-259447, 333-260607 and 333-274422) of Rekor Systems, Inc. of our report dated February 15, 2024 on the financial statements of All Traffic Data Services, LLC, as of December 31, 2022 and for the year ended December 31, 2022, which is included in this Current Report on Form 8-K/A of Rekor Systems, Inc.

/s/ Crowe LLP

Denver, Colorado
February 15, 2024